Exhibit 99.1

News Release

Babcock & Wilcox Enterprises Reports Second Quarter 2021 Results
•Strong Second Quarter with Significant Year-Over-Year Improvements in Revenue, Net Income, and Adjusted EBITDA

Q2 2021 Highlights:
- Revenues of $202.9 million, a 49.8% improvement compared to second quarter 2020
- Net income of $3.1 million, compared to net loss of $18.1 million in second quarter 2020
- Earnings per share of $0.02, compared to loss per share of $0.39 in second quarter 2020
- Consolidated adjusted EBITDA of $15.1 million, compared to $1.7 million in second quarter 2020
- Bookings of $168 million, a 100% improvement compared to second quarter of 2020
- Launched ClimateBrightTM decarbonization technologies platform

(AKRON, Ohio – August 12, 2021) – Babcock & Wilcox Enterprises, Inc. ("B&W" or the "Company") (NYSE: BW) announced results for the second quarter of 2021.

"Our results for the second quarter of 2021 demonstrate our steady progress towards achieving our adjusted EBITDA targets of $70-$80 million and $95-$105 million, in 2021 and 2022, respectively1," said Kenneth Young, B&W's Chairman and Chief Executive Officer. "This momentum is driven by our ongoing growth strategies, including our clean energy initiatives and cost reduction actions, despite the continued adverse effects of COVID-19 across our segments."

"With the launch of our ClimateBrightTM platform in May, we are building an exciting pipeline of potential carbon capture and hydrogen combustion opportunities, as our customers seek solutions to address some of the world's most urgent climate objectives such as carbon dioxide and methane reductions," Young added. "We are pursuing an overall pipeline of more than $6 billion of identified project opportunities through 2024, and continue to make progress in converting our pipeline to bookings. We anticipate booking three to five renewable new-build opportunities in 2021, as we are seeing increasing demand for our technologies."

"Our new four-year senior financing agreements, which closed in June, were a significant accomplishment for the Company and demonstrate the confidence of our lenders and shareholders in our strategy," Young continued. "Combined with the reduction of our total secured debt by over $347 million in 2021, this financing has positioned us to grow across all segments as we invest in our ClimateBrightTM technologies platform and innovative technology agreements such as our recent exclusive long-term energy storage licensing option agreement with the U.S. Department of Energy."

1 The most comparable GAAP financial measure is not available without unreasonable effort.

"Our acquisition efforts are progressing, and multiple investment or acquisition opportunities are in advanced due diligence phases including three renewable or emerging technology opportunities that are in exclusive negotiations," Young added. "We remain dedicated to increasing shareholder value through both organic and inorganic growth while driving a worldwide transformation to a green environmental future."

Q2 2021 Financial Summary

Consolidated revenues in the second quarter of 2021 were $202.9 million, a 49.8% improvement compared to the second quarter of 2020, primarily due to a higher level of construction activity in the quarter. Revenues in all segments were adversely impacted by COVID-19 as customers delayed projects and travel restrictions limited the ability of the Company's workforce to visit job sites. GAAP operating income in the second quarter of 2021 improved to $2.8 million, inclusive of restructuring and settlement costs and advisory fees of $6.9 million, compared to an operating loss of $7.7 million in the second quarter of 2020. The improvement was primarily due to the higher construction volume as described above, improved project execution and the benefits of cost savings and restructuring initiatives. Adjusted EBITDA was $15.1 million compared to $1.7 million in the second quarter of 2020. Bookings in the second quarter of 2021 were $168 million, with backlog of $500 million at June 30, 2021. All amounts referred to in this release are on a continuing operations basis, unless otherwise noted. Reconciliations of net income, the most directly comparable GAAP measure, to adjusted EBITDA, and to adjusted gross profit for the Company's segments, are provided in the exhibits to this release.

Babcock & Wilcox Renewable segment revenues were $38.3 million for the second quarter of 2021, compared to $43.5 million in the second quarter of 2020. The reduction in revenue is primarily driven by large project start delays due to the adverse global effects of COVID-19 in the second quarter of 2021 coupled with the completion of prior-year large service and licensing projects and loss contracts that have not been replaced. Adjusted EBITDA in the quarter improved to $3.4 million compared to negative $0.1 million in the second quarter of 2020, primarily due to the benefits of cost savings and restructuring initiatives, offset partially by the decrease in volume. Adjusted gross profit was $9.8 million in the second quarter of 2021, compared to $9.4 million in the prior-year period; gross profit margin improved to 25.6% in the second quarter of 2021, compared to 21.6% in the second quarter of 2020 as a result of the benefits of cost savings initiatives.

Babcock & Wilcox Environmental segment revenues were $28.4 million in the second quarter of 2021, an increase of 12.7% compared to $25.2 million in the second quarter of 2020, primarily due to higher project activity. Adjusted EBITDA was $2.7 million, compared to negative $1.1 million in the same period last year, primarily driven by the higher volume and the benefits of cost savings and restructuring initiatives. Adjusted gross profit was $6.7 million in the second quarter of 2021, compared to $4.5 million in the prior-year period.

Babcock & Wilcox Thermal segment revenues were $136.3 million in the second quarter of 2021, an increase of 102.8% compared to $67.2 million in the prior-year period, primarily due to a higher level of activity on construction projects during the second quarter of 2021. Adjusted EBITDA in the second quarter of 2021 was $12.4 million, an increase of 55.0% compared to $8.0 million in last year's quarter, primarily due to the increase in volume as described above, partially offset by product mix; adjusted EBITDA margin was 9.1% in the quarter compared to 11.9% in the same period last year. Adjusted gross profit in the second quarter of 2021 improved to $29.3 million, compared to $20.0 million in the prior-year period, primarily due to the increase in volume.

COVID-19 Impact

The global COVID-19 pandemic has disrupted business operations, trade, commerce, financial and credit markets, and daily life throughout the world. The Company's business has been, and continues to be, adversely impacted by the measures taken and restrictions imposed in the countries in which it operates and by local governments and others to control the spread of this virus. These measures and restrictions have varied widely and have been subject to significant changes from time to time depending on the changes in the severity of the virus in these countries and localities. These restrictions, including travel and curtailment of other activity, negatively impact the Company's ability to conduct business. The volatility and variability of the virus has limited the Company's ability to forecast the impact of the virus on its customers and its business. The continuing resurgence of COVID-19, including new strains such as the delta variant, has resulted in the reimposition of certain restrictions and may lead to other restrictions being implemented in response to efforts to reduce the spread of the virus. These varying and changing events have caused many of the projects the Company had anticipated would begin in 2020 to be delayed into the second half of 2021 and beyond. Many customers and projects require B&W's employees to travel to customer and project worksites. Certain customers and significant projects are located in areas where travel restrictions have been imposed, certain customers have closed or reduced on-site activities, and timelines for completion of certain projects have, as noted above, been extended into the second half of 2021 and beyond. Additionally, out of concern for the Company's employees, even where restrictions permit employees to return to its offices and worksites, the Company has incurred additional costs to protect its employees as well as advising those who are uncomfortable returning to worksites due to the pandemic that they are not required to do so for an indefinite period of time. The resulting uncertainty concerning, among other things, the spread and economic impact of the virus has also caused significant volatility and, at times, illiquidity in global equity and credit markets. The full extent of the COVID-19 impact on the Company's operational and financial performance will depend on future developments, including the ultimate duration and spread of the pandemic and related actions taken by the U.S. government, state and local government officials, and international governments to prevent disease spread, as well as the availability and effectiveness of COVID-19 vaccinations in the U.S. and abroad, all of which are uncertain, out of the Company's control, and cannot be predicted.

Liquidity and Balance Sheet

As previously disclosed, on May 7, 2021 the Company closed an underwritten registered public offering of 4,000,000 shares of its 7.75% Series A Cumulative Perpetual Preferred Stock (the "Preferred Stock") for gross proceeds of approximately $100 million before deducting underwriting discounts and commissions and estimated offering expenses payable by the Company. The offering resulted in net proceeds of approximately $95.7 million after deducting underwriting discounts and commissions, but before expenses.

On May 26, 2021, the Company completed the sale of an additional 444,700 shares of its Preferred Stock at an offering price of $25.00 per share for net proceeds of approximately $10.7 million after deducting underwriting fees.

As previously disclosed, on June 1, 2021, the Company entered into an agreement with B. Riley whereby the Company issued B. Riley 2,916,880 shares of Preferred Stock and paid $0.4 million in cash, and paid

$0.9 million in cash to B. Riley for accrued interest due, in exchange for a deemed prepayment of $73.3 million of the Company's existing term loans.

On June 30, 2021 the Company entered into a Revolving Credit Agreement with PNC Bank, N.A. ("PNC") under which PNC has provided an up to $50 million asset-based revolving credit facility and a Letter of Credit Agreement with PNC under which PNC has agreed to issue up to $125 million of letters of credit to B&W, secured in part by cash collateral provided by an affiliate of MSD Partners. The agreements have a maturity date of June 30, 2025. All obligations under the Company’s prior Amended and Restated Credit Agreement with Bank of America N.A. as administrative agent have been discharged, and the Amended and Restated Credit Agreement has been terminated. Under the terms of the Amended and Restated Credit Agreement, approximately $9 million in deferred fees under that Credit Agreement have been waived due to the Company’s successful refinancing prior to July 1, 2021.

At June 30, 2021, the Company had total gross debt of $170.9 million and a cash, cash equivalents and restricted cash balance of $143.6 million inclusive of net proceeds under the Company's "at-the-market" ("ATM") sales agreements through June 30, 2021.

Subsequent to June 30, 2021 and as of August 12, 2021, the Company issued additional shares of its Preferred Stock for net proceeds of $5.9 million and additional Senior Notes for net proceeds of $12.9 million under the relevant At-The-Market ("ATM") sales agreements.

Cost Savings Measures Continuing

In addition to the $133 million of cost savings initiatives previously disclosed, the Company implemented approximately $4 million of additional cost savings initiatives in the second quarter of 2021, for a total of $137 million. The Company has also identified an incremental $5 million of cost saving actions expected to be implemented during the remainder of 2021.

Earnings Call Information

B&W plans to host a conference call and webcast on Thursday, August 12, 2021 at 5 p.m. ET to discuss the Company’s second quarter 2021 results. The listen-only audio of the conference call will be broadcast live via the Internet on B&W’s Investor Relations site. The dial-in number for participants in the U.S. is (833) 227-5843; the dial-in number for participants outside the U.S. is (647) 689-4070. The conference ID for all participants is 8265265. A replay of this conference call will remain accessible in the investor relations section of the Company's website for a limited time.

Non-GAAP Financial Measures

The Company uses non-GAAP financial measures internally to evaluate its performance and in making financial and operational decisions. When viewed in conjunction with GAAP results and the accompanying reconciliation, the Company believes that its presentation of these measures provides investors with greater transparency and a greater understanding of factors affecting its financial condition and results of operations than GAAP measures alone. As previously disclosed, the Company changed its reportable segments in 2020 and has recast prior period results to account for this change. Additionally, the Company redefined its definition of adjusted EBITDA to eliminate the effects of certain items including the loss from a non-strategic business, interest on letters of credit included in cost of operations and loss on business held for sale. Prior period results have been revised to conform with the revised definition and present separate reconciling items in our reconciliation.

This release presents adjusted gross profit for each business segment and adjusted EBITDA, which are non-GAAP financial measures. Adjusted EBITDA on a consolidated basis is defined as the sum of the adjusted EBITDA for each of the segments, further adjusted for corporate allocations and research and development costs. At a segment level, the adjusted EBITDA presented is consistent with the way the Company's chief operating decision maker reviews the results of operations and makes strategic decisions about the business and is calculated as earnings before interest, tax, depreciation and amortization adjusted for items such as gains or losses on asset sales, net pension benefits, restructuring costs, impairments, gains and losses on debt extinguishment, costs related to financial consulting, research and development costs and other costs that may not be directly controllable by segment management and are not allocated to the segment. The Company presented consolidated Adjusted EBITDA because it believes it is useful to investors to help facilitate comparisons of the ongoing, operating performance before corporate overhead and other expenses not attributable to the operating performance of the Company's revenue generating segments. This release also presents certain targets for our adjusted EBITDA in the future; these targets are not intended as guidance regarding how the Company believes the business will perform. The Company is unable to reconcile these targets to their GAAP counterparts without unreasonable effort and expense due to the aspirational nature of these targets.

This release also presents adjusted gross profit by segment. The Company believes that adjusted gross profit by segment is useful to investors to help facilitate comparisons of the ongoing, operating performance of the segments by excluding expenses related to, among other things, activities related to the spin-off, activities related to various restructuring activities the Company has undertaken, corporate overhead (such as SG&A expenses and research and development costs) and certain non-cash expenses such as intangible amortization and goodwill impairments that are not allocated by segment.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical or current fact included in the release are forward-looking statements. You should not place undue reliance on these statements. These forward-looking statements are based on management’s current expectations and involve a number of risks and uncertainties, including, among other things, the impact of COVID-19 on the Company, the capital markets and global economic climate generally; the Company’s recognition of any asset impairments as a result of any decline in the value of its assets or efforts to dispose of any assets in the future; the Company’s ability to obtain and maintain sufficient financing to provide liquidity to meet its business objectives, surety bonds, letters of credit and similar financing; the Company’s ability to comply with the requirements of, and to service the indebtedness under, our debt facility agreements; our ability to pay dividends on our 7.75% Series A Cumulative Perpetual Preferred Stock, the highly competitive nature of the Company’s businesses and ability to win work, including identified project opportunities in the pipeline; general economic and business conditions, including changes in interest rates and currency exchange rates; cancellations of and adjustments to backlog and the resulting impact from using backlog as an indicator of future earnings; the Company’s ability to perform contracts on time and on budget, in accordance with the schedules and terms established by the applicable contracts with customers; failure by third-party subcontractors, partners or suppliers to perform their obligations on time and as specified; the Company’s ability to successfully resolve claims by vendors for goods and services provided and claims by customers for items under warranty; the Company’s ability to realize anticipated savings and operational benefits from its restructuring plans, and other cost-savings initiatives; the Company’s ability to successfully address productivity and schedule issues in its B&W Renewable, B&W Environmental and B&W Thermal segments, including the ability to complete its B&W Renewable's European EPC projects and B&W Environmental's U.S. loss projects within the expected time frame and the estimated costs; the Company’s ability to successfully partner with third parties to win and execute contracts within its B&W Renewable, B&W Environmental and B&W Thermal segments; changes in the Company’s effective tax rate and tax positions, including any limitation on its ability to use its net operating loss carryforwards and other tax assets; the Company’s ability to successfully manage research and development projects and costs, including its efforts to successfully develop and commercialize new technologies and products; the operating risks normally incident to its lines of business, including professional liability, product liability, warranty and other claims against the Company; difficulties the Company may encounter in obtaining regulatory or other necessary permits or approvals; changes in actuarial assumptions and market fluctuations that affect its net pension liabilities and income; the Company’s ability to successfully compete with current and future competitors; the Company’s ability to negotiate and maintain good relationships with labor unions; changes in pension and medical expenses associated with its retirement benefit programs; social, political, competitive and economic situations in foreign countries where it does business or seeks new business; and the other factors specified and set forth under "Risk Factors" in the Company’s periodic reports filed with the Securities and Exchange Commission, including the Company’s most recent annual report on Form 10-K and its quarterly reports on Form 10-Q for the quarters ended March 31, 2021 and June 30, 2021.

These forward-looking statements are made based upon detailed assumptions and reflect management’s current expectations and beliefs. While the Company believes that these assumptions underlying the forward-looking statements are reasonable, the Company cautions that it is very difficult to predict the impact of known factors, and it is impossible for the Company to anticipate all factors that could affect actual results. The forward-looking statements included herein are made only as of the date hereof. The Company undertakes no obligation to publicly update or revise any forward-looking statement as a result of new information, future events, or otherwise, except as required by law.

About B&W Enterprises
Headquartered in Akron, Ohio, Babcock & Wilcox Enterprises is a global leader in energy and environmental technologies and services for the power and industrial markets. Follow B&W on LinkedIn and learn more at www.babcock.com.

# # #

Investor Contact:	Media Contact:
Megan Wilson	Ryan Cornell
Vice President, Corporate Development & Investor Relations	Public Relations
Babcock & Wilcox Enterprises	Babcock & Wilcox Enterprises
704.625.4944 | investors@babcock.com	330.860.1345 | rscornell@babcock.com

Exhibit 1
Babcock & Wilcox Enterprises, Inc.
Condensed Consolidated Statements of Operations(1)
(In millions, except per share amounts)

	Three months ended June 30,		Six months ended June 30,
	2021	2020	2021	2020
Revenues	$202.9	$135.4	$371.1	$284.0
Costs and expenses:
Cost of operations	158.8	102.9	290.2	217.5
Selling, general and administrative expenses	33.7	34.6	74.2	72.2
Advisory fees and settlement costs	4.5	2.0	7.8	6.2
Restructuring activities	2.4	2.4	3.4	4.3
Research and development costs	0.6	1.2	1.2	2.6
Loss (gain) on asset disposals, net	—	—	(2.0)	(0.9)
Total costs and expenses	200.1	143.1	374.8	302.0
Operating income (loss)	2.8	(7.7)	(3.7)	(18.0)
Other income (expense):
Interest expense	(8.0)	(15.5)	(22.2)	(37.6)
Interest income	0.1	0.2	0.3	0.3
Gain (loss) on debt extinguishment	6.5	(6.2)	6.5	(6.2)
(Loss) gain on sale of business	(2.6)	(0.1)	(2.2)	(0.1)
Benefit plans, net	5.9	7.5	15.0	15.0
Foreign exchange	1.8	7.1	0.6	(2.2)
Other – net	0.1	(2.6)	(0.2)	(2.8)
Total other income (expense)	3.9	(9.6)	(2.2)	(33.6)
Income (loss) before income tax expense	6.7	(17.3)	(5.9)	(51.6)
Income tax expense	3.5	0.8	6.4	—
Income (loss) from continuing operations	3.1	(18.1)	(12.3)	(51.7)
(Loss) income from discontinued operations, net of tax	—	(0.1)	—	1.8
Net income (loss)	3.1	(18.2)	(12.3)	(49.9)
Net (income) loss attributable to non-controlling interest	—	0.1	—	0.2
Net income (loss) attributable to stockholders	3.1	(18.1)	(12.3)	(49.6)
Less: Dividend on Series A preferred stock	1.7	—	1.7	—
Net income (loss) attributable to stockholders of common stock	$1.4	$(18.1)	$(14.1)	$(49.6)

Basic earnings (loss) per share
Continuing operations	$0.02	$(0.39)	$(0.18)	$(1.10)
Discontinued operations	—	—	—	0.04
Basic earnings (loss) per share	$0.02	$(0.39)	$(0.18)	$(1.06)

Diluted earnings (loss) per share
Continuing operations	$0.02	$(0.39)	$(0.18)	$(1.10)
Discontinued operations	—	—	—	0.04
Diluted earnings (loss) per share	$0.02	$(0.39)	$(0.18)	$(1.06)

Shares used in the computation of earnings (loss) per share:
Basic	85.7	46.9	78.6	46.6
Diluted	87.0	46.9	78.6	46.6
(1) Figures may not be clerically accurate due to rounding

Exhibit 2
Babcock & Wilcox Enterprises, Inc.
Condensed Consolidated Balance Sheets(1)

(In millions, except per share amount)	June 30, 2021	December 31, 2020
Cash, cash equivalents and restricted cash	$143.6	$67.4
Accounts receivable – trade, net	132.3	128.3
Accounts receivable – other	34.6	35.4
Contracts in progress	63.9	59.3
Inventories	71.0	67.2
Other current assets	15.4	26.4
Current assets held for sale	—	4.7
Total current assets	460.9	388.8
Net property, plant and equipment, and finance lease	83.4	85.1
Goodwill	47.4	47.4
Intangible assets	21.7	23.9
Right-of-use assets	9.4	10.8
Other assets	40.7	24.7
Non-current assets held for sale	1.8	11.2
Total assets	$665.1	$591.8

Accounts payable	$87.5	$73.5
Accrued employee benefits	14.0	13.9
Advance billings on contracts	53.1	64.0
Accrued warranty expense	16.4	25.4
Operating lease liabilities	3.7	4.0
Other accrued liabilities	60.2	81.7
Loan payable	2.6	—
Current liabilities held for sale	—	8.3
Total current liabilities	237.6	270.8
Senior notes	168.4	—
Last out term loans	—	183.3
Revolving credit facilities	—	164.3
Pension and other accumulated postretirement benefit liabilities	213.0	252.3
Non-current finance lease liabilities	33.2	29.7
Non-current operating lease liabilities	5.9	7.0
Other non-current liabilities	22.8	22.6
Total liabilities	680.9	930.1
Commitments and contingencies
Stockholders' deficit:
Preferred stock, par value $0.01 per share, authorized shares of 20,000; issued and outstanding shares of 7,362 and 0 at June 30, 2021 and December 30, 2020, respectively	0.1	—
Common stock, par value $0.01 per share, authorized shares of 500,000; issued and outstanding shares of 85,729 and 54,452 at June 30, 2021 and December 31, 2020, respectively	5.1	4.8
Capital in excess of par value	1,509.7	1,164.4
Treasury stock at cost, 1,313 and 718 shares at June 30, 2021 and December 31, 2020, respectively	(109.3)	(106.0)
Accumulated deficit	(1,364.3)	(1,350.2)
Accumulated other comprehensive loss	(58.1)	(52.4)
Stockholders' deficit attributable to shareholders	(16.8)	(339.4)
Non-controlling interest	1.0	1.1
Total stockholders' deficit	(15.7)	(338.3)
Total liabilities and stockholders' deficit	$665.1	$591.8

(1) Figures may not be clerically accurate due to rounding.

Exhibit 3
Babcock & Wilcox Enterprises, Inc.
Condensed Consolidated Statements of Cash Flows(1)

(In millions)	Six months ended June 30,
	2021	2020
Cash flows from operating activities:
Net loss	$(12.3)	$(49.9)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization of long-lived assets	8.4	8.2
Amortization of deferred financing costs, debt discount and payment-in-kind interest	6.5	14.8
Amortization of guaranty fee	0.9	0.2
Non-cash operating lease expense	2.2	2.4
(Gain) loss on sale of business	2.2	0.1
(Gain) loss on debt extinguishment	(6.5)	6.2
Gains on asset disposals	(2.0)	(0.9)
Provision for (benefit from) deferred income taxes, including valuation allowances	2.0	(0.8)
Prior service cost amortization for pension and postretirement plans	0.4	(0.5)
Stock-based compensation, net of associated income taxes	5.7	1.8
Foreign exchange	(0.6)	2.2
Changes in assets and liabilities:
Accounts receivable	(0.6)	36.1
Contracts in progress	(5.0)	6.8
Advance billings on contracts	(10.5)	(15.0)
Inventories	(4.8)	(0.6)
Income taxes	(2.0)	(3.1)
Accounts payable	10.2	(37.3)
Accrued and other current liabilities	(34.7)	15.3
Accrued contract loss	(0.3)	(4.4)
Pension liabilities, accrued postretirement benefits and employee benefits	(40.3)	(16.9)
Other, net	(5.0)	(14.1)
Net cash used in operating activities	(86.1)	(49.3)
Cash flows from investing activities:
Purchase of property, plant and equipment	(2.2)	(1.7)
Proceeds from sale of business and assets, net	7.2	8.8
Purchases of available-for-sale securities	(6.7)	(13.7)
Sales and maturities of available-for-sale securities	8.3	10.8
Net cash from investing activities	6.6	4.3
Cash flows from financing activities:
Issuance of senior notes, net	138.3	—
Borrowings on loan payable	2.6	—
Borrowings under last out term loans	—	60.0
Repayments under last out term loans	(75.4)	—
Borrowings under U.S. revolving credit facility	14.5	94.2
Repayments of U.S. revolving credit facility	(178.8)	(108.5)
Issuance of preferred stock, net	106.0	—
Payment of preferred stock dividends	(1.7)	—
Shares of common stock returned to treasury stock	(3.3)	—
Issuance of common stock, net	161.0	—
Debt issuance costs	(10.9)	(10.4)
Other, net	(0.9)	0.3
Net cash from financing activities	151.3	35.7
Effects of exchange rate changes on cash	4.4	0.6
Net increase (decrease) in cash, cash equivalents and restricted cash	76.2	(8.8)
Cash, cash equivalents and restricted cash, beginning of period	67.4	56.9
Cash, cash equivalents and restricted cash, end of period	$143.6	$48.1

(1) Figures may not be clerically accurate due to rounding.

Exhibit 4
Babcock & Wilcox Enterprises, Inc.
Segment Information(1)
(In millions)

SEGMENT RESULTS	Three months ended June 30,		Six months ended June 30,
	2021	2020	2021	2020
REVENUES:
Babcock & Wilcox Renewable	$38.3	$43.5	$67.2	$79.5
Babcock & Wilcox Environmental	28.4	25.2	59.5	51.1
Babcock & Wilcox Thermal	136.3	67.2	244.6	153.9
Other	(0.2)	(0.5)	(0.2)	(0.5)
	$202.9	$135.4	$371.1	$284.0

ADJUSTED EBITDA:(2)
Babcock & Wilcox Renewable	$3.4	$(0.1)	$3.6	$(1.6)
Babcock & Wilcox Environmental	2.7	(1.1)	3.8	(0.8)
Babcock & Wilcox Thermal	12.4	8.0	22.9	15.6
Corporate	(3.0)	(3.8)	(5.7)	(7.9)
Research and development costs	(0.5)	(1.2)	(1.1)	(2.6)
	$15.1	$1.7	$23.5	$2.7

AMORTIZATION EXPENSE:
Babcock & Wilcox Renewable (3)	$0.2	$0.2	$0.3	$0.4
Babcock & Wilcox Environmental	0.8	0.8	1.6	1.5
Babcock & Wilcox Thermal (4)	0.9	0.4	1.4	0.8
	$1.9	$1.3	$3.3	$2.7

DEPRECIATION EXPENSE:
Babcock & Wilcox Renewable	$0.7	$0.8	$1.4	$1.5
Babcock & Wilcox Environmental	0.4	0.6	0.9	1.0
Babcock & Wilcox Thermal	1.3	1.5	2.8	3.0
Corporate	—	—	—	—
	$2.4	$2.9	$5.1	$5.5

	As of June 30,
BACKLOG:	2021	2020
Babcock & Wilcox Renewable (5)	$221	$215
Babcock & Wilcox Environmental	117	85
Babcock & Wilcox Thermal	166	157
Other/Eliminations	(4)	—
	$500	$457

(1) Figures may not be clerically accurate due to rounding.
(2) Adjusted EBITDA for the three and six months ended June 30, 2020, excludes losses related to a non-strategic business and interest on letters of credit included in cost of operations that were previously included in Adjusted EBITDA and total $0.1 million and $0.2 million, respectively, and $0.2 million and $0.4 million, respectively.
(3) Amortization expense in the Babcock & Wilcox Renewable segment include $0.2 million and $0.3 million in finance lease amortization for the three and six months ended June 30, 2021, respectively. Amortization expense in the Babcock & Wilcox Renewable segment include $0.1 million and $0.2 million in finance lease amortization for the three and six months ended June 30, 2020, respectively.
(4) Amortization expense in the Babcock & Wilcox Thermal segment include $0.9 million and $1.3 million in finance lease amortization for the three and six months ended June 30, 2021, respectively. Amortization expense in the Babcock & Wilcox Thermal segment include $0.4 million and $0.8 million in finance lease amortization for the three and six months ended June 30, 2020, respectively.
(5)    Babcock & Wilcox Renewable backlog at June 30, 2021, includes $163.0 million related to long-term operation and maintenance contracts for renewable energy plants, with remaining durations extending until 2034. Generally, such contracts have a duration of 10-20 years and include options to extend.

Exhibit 5
Babcock & Wilcox Enterprises, Inc.
Reconciliation of Adjusted EBITDA(2)
(In millions)

	Three months ended June 30,		Six months ended June 30,
	2021	2020	2021	2020
Adjusted EBITDA (1)
B&W Renewable segment	$3.4	$(0.1)	$3.6	$(1.6)
B&W Environmental segment	2.7	(1.1)	3.8	(0.8)
B&W Thermal segment	12.4	8.0	22.9	15.6
Corporate	(3.0)	(3.8)	(5.7)	(7.9)
Research and development costs	(0.5)	(1.2)	(1.1)	(2.6)
	15.1	1.7	23.5	2.7

Restructuring activities	(2.4)	(2.4)	(3.4)	(4.3)
Financial advisory services	(1.3)	(0.6)	(2.2)	(1.5)
Advisory fees for settlement costs and liquidity planning	(2.1)	(1.2)	(4.0)	(3.8)
Litigation legal costs	(1.2)	(0.3)	(1.5)	(0.9)
Stock compensation	(0.1)	(1.2)	(7.9)	(1.9)
Interest on letters of credit included in cost of operations	(0.3)	(0.2)	(0.6)	(0.4)
Income (loss) from business held for sale	—	0.5	(0.5)	(0.3)
Depreciation & amortization	(4.3)	(4.0)	(8.4)	(8.2)
Contract asset amortization	(0.1)	—	(0.1)	—
ClimateBrightTM product development	(0.3)	—	(0.3)	—
Gain (loss) from a non-strategic business	(0.3)	(0.1)	(0.3)	(0.2)
Gain (loss) on asset disposals, net	—	—	2.0	0.9
Operating income (loss)	2.8	(7.7)	(3.7)	(18.0)
Interest expense, net	(7.9)	(15.3)	(22.0)	(37.3)
Gain (loss) on debt extinguishment	6.5	(6.2)	6.5	(6.2)
(Loss) gain on sale of business	(2.6)	(0.1)	(2.2)	(0.1)
Net pension benefit	5.9	7.5	15.0	15.0
Foreign exchange	1.8	7.1	0.6	(2.2)
Other – net	0.1	(2.6)	(0.2)	(2.8)
Total other income (expense)	3.9	(9.6)	(2.2)	(33.6)
Income (loss) before income tax expense	6.7	(17.3)	(5.9)	(51.6)
Income tax expense	3.5	0.8	6.4	—
Income (loss) from continuing operations	3.1	(18.1)	(12.3)	(51.7)
(Loss) income from discontinued operations, net of tax	—	(0.1)	—	1.8
Net income (loss)	3.1	(18.2)	(12.3)	(49.9)
Net (income) loss attributable to non-controlling interest	—	0.1	—	0.2
Net income (loss) attributable to stockholders	3.1	(18.1)	(12.3)	(49.6)
Less: Dividend on Series A preferred stock	1.7	—	1.7	—
Net income (loss) attributable to stockholders of common stock	$1.4	$(18.1)	$(14.1)	$(49.6)

(1) Adjusted EBITDA for the three and six months ended June 30, 2020, excludes losses related to a non-strategic business and interest on letters of credit included in cost of operations that were previously included in Adjusted EBITDA and total $0.1 million and $0.2 million, respectively, and $0.2 million and $0.4 million, respectively.
(2) Figures may not be clerically accurate due to rounding.

Exhibit 6
Babcock & Wilcox Enterprises, Inc.
Reconciliation of Adjusted Gross Profit(3)
(In millions)

	Three months ended June 30,		Six months ended June 30,
	2021	2020	2021	2020
Adjusted gross profit (1)(2)
Operating income (loss)	$2.8	$(7.7)	$(3.7)	$(18.0)
Selling, general and administrative ("SG&A") expenses	33.2	34.5	73.6	72.0
Advisory fees and settlement costs	4.5	2.0	7.8	6.2
Amortization expense	2.0	1.3	3.4	2.7
Restructuring activities	2.4	2.4	3.4	4.3
Research and development costs	0.6	1.2	1.2	2.6
Losses from a non-strategic business	0.3	0.1	0.3	0.2
Losses (gains) on asset disposals, net	—	—	(2.0)	(0.9)
Adjusted gross profit	$45.8	$33.8	$84.0	$69.2

Adjusted gross profit by segment is as follows:

	Three months ended June 30,		Six months ended June 30,
	2021	2020	2021	2020
Adjusted gross profit (1)(2)
B&W Renewable segment	$9.8	$9.4	$16.7	$16.3
B&W Environmental segment	6.7	4.5	12.6	9.8
B&W Thermal segment	29.3	20.0	54.6	43.2
Adjusted gross profit	$45.8	$33.8	$84.0	$69.2

(1) Amortization is not allocated to the segments' adjusted gross profit, but depreciation is allocated to the segments' adjusted gross profit.
(2) Adjusted gross profit for the three and six months ended June 30, 2020, excludes losses related to a non-strategic business that was previously included in Adjusted gross profit and totals $0.1 million and $0.2 million, respectively.
(3) Figures may not be clerically accurate due to rounding.